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                                                                   EXHIBIT 12(b)

                TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                                                                          Nine Months
                                                                                                         September, 30
                                                   1995       1996       1997       1998       1999          2000
                                                  ------     ------     ------     ------     ------     -------------
Income from continuing operations before
  income taxes and fixed charges:
       Income before extraordinary item,
         interest expense on loans,
         capitalized interest amortized,
         and provision for income taxes .....     $1,604     $  146     $  929     $  774     $2,175        $3,781
      Add interest attributable to
         rental and lease expense ...........         41         44         44         41         30            23
                                                  ------     ------     ------     ------     ------        ------
                                                  $1,645     $  190     $  973     $  815     $2,205        $3,804
                                                  ======     ======     ======     ======     ======        ======

Fixed charges:
   Total interest on loans (expensed)
      and capitalized) ......................     $   71     $  108     $  115     $   86     $   84        $   75
   Interest attributable to rental
      and lease expense .....................         41         44         44         41         30            23
                                                  ------     ------     ------     ------     ------        ------
Fixed charges ...............................     $  112     $  152     $  159     $  127     $  114        $   98
                                                  ======     ======     ======     ======     ======        ======


Ratio of earnings to fixed charges ..........       14.7        1.2        6.1        6.4       19.3          38.9
                                                  ======     ======     ======     ======     ======        ======
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